UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 4, 2013, OTK Associates issued the following press release:

OTK ASSOCIATES RESPONDS TO MORGANS HOTEL GROUP’S

“PROMISE” TO EXPLORE STRATEGIC ALTERNATIVES

New York, NY – June 4, 2013 – OTK Associates LLC, the largest stockholder of Morgans Hotel Group Co. (“Morgans”) (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today issued the following in response to Morgans’ press release announcing its intention to initiate a process to explore strategic alternatives, if its directors are elected at its upcoming annual meeting:

OTK believes this announcement, just ten days before the annual meeting, is simply another shameless and desperate attempt by the board to undermine an ongoing proxy contest and entrench itself. It seems that the current board and management, who have no meaningful stock ownership, will do anything to keep their jobs.

Since OTK announced its intention to nominate a slate of highly-qualified nominees for election to the board, Morgans has attempted to:

•	Dilute its stockholders with a coercive rights offering;
•	Hand over control of the company’s two highest cash flow generating assets to an insider at below market valuations; and
•	Strip stockholders of their voting rights by trying to move its annual meeting and corresponding record date.

Recently, the company has also resorted to scare tactics and personal attacks. Now it wants stockholders to trust them to “explore” strategic alternatives IF they are reelected.

We believe Morgans’ intention to initiate a credible sales process is highly unlikely considering the following:

•	Would a board that is truly committed to selling the company first attempt to raise $100 million, which per its own admission is dedicated growth capital?
•	Would a board that is committing to selling the company, a mere 24 hours beforehand, issue a press release about how its slate is the best suited to grow the company?
•

Would a board that is committed to selling the company refuse to negotiate with a suitor that twice made a premium offer to acquire it? These offers were only disclosed because of action OTK took in the Delaware Court of Chancery.

Meanwhile, as OTK stated in its first press release on March 18, 2013, its slate would seek to “either grow the business and return the company to profitability or to appropriately evaluate and pursue strategic alternatives in a disinterested fashion.”

The question for stockholders is: which slate of directors do you want to evaluate the company’s options?

Today, Morgans is cash flow negative with maturing debt and an industry reputation for grossly under-operating its assets. The current directors’ decision-making track record is abysmal. Indeed, the last ‘strategic review’ taken by the current board lasted 15 months and benefitted the company’s largest creditor. The one before resulted in the negotiating of Yucaipa’s debt securities, which now the company claims have put the company at risk and limited its financial flexibility. The board’s actions continue to demonstrate just how unqualified and self-interested it remains. The board and management’s track-

record, over the past few months alone, should make all stockholders highly distrustful of their intentions and statements.

Stockholders are encouraged to examine the hotel, real estate and capital markets experience of our slate of director nominees. They are committed to acting in the best interest of all stockholders and maximizing the value of Morgans, its unique brands and its assets.

Do not be fooled by the last minute desperate attempts and empty promises of a board who knows its days of making decisions are coming to an end. We urge stockholders to stay focused on the facts, and vote and return the GOLD card today.

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FILED BY OTK ASSOCIATES, LLC ON MAY 22, 2013 AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM. SUCH MATERIALS ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE BEING DISSEMINATED TO STOCKHOLDERS BEGINNING MAY 22, 2013.

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan Robert S. Taubman	4,500,000 common shares* 4,500,000 common shares*
Parag Vora	None

*Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.